Exhibit 99.1

Worthington Industries to Acquire Bakken Oilfield Storage Tank Manufacturer

COLUMBUS, OH--(Marketwired - Mar 28, 2014) - Worthington Industries, Inc. (NYSE: WOR) today announced that it has reached an agreement to acquire the tank manufacturing division of Steffes Corporation. Steffes manufactures oilfield storage tanks for customers drilling in the Bakken shale and Williston Basin region out of a manufacturing facility located in Dickinson, N.D. The business generated $25 million in revenue in 2013. Terms of the deal were not disclosed.

"This acquisition complements our strategy to grow the energy business by adding to our geographical reach, so we can serve customers in the east, central and now the important northwest region of the U.S.," said Andrew Billman, President of the Worthington Industries cylinder business. "The Bakken is one of the most oil rich areas in the country with significant drilling taking place. We anticipate adding capacity to the operations and strengthening our energy platform with this acquisition."

Steffes started its tank division in 2007 and currently employs 35 employees at the facility. The steel tanks are primarily for oil and salt water storage and range in size from 100-500 bbl. The addition of the North Dakota facility will complement Worthington's existing operations in Ohio and Kansas that manufacture steel and fiberglass storage tanks, gas separators, gas production units and related wellhead equipment for oil and gas exploration customers in the Marcellus, Utica, Bakken and Mid-Continent regions.

About Worthington Industries

Worthington Industries is a leading diversified metals manufacturing company with 2013 fiscal year sales of $2.6 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, industrial cryogenics tanks, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 82 facilities in 11 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACTS:

Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com